Exhibit 99.1

CABOT MICROELECTRONICS REPORTS RESULTS
FOR FIRST QUARTER OF FISCAL 2006

AURORA, IL, January 26, 2006 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its first quarter of fiscal 2006, which ended December 31, 2005.

Total revenue for the first fiscal quarter was $81.5 million, up 10.3% from $73.9 million in the prior quarter and up 21.5% from $67.1 million in the first quarter a year ago. This was the second consecutive quarter in which the company’s revenue grew by more than ten percent. Slurry revenues for copper, tungsten and dielectric applications all increased sequentially. Average selling price fell by 1.1% compared with the prior quarter, primarily due to selected price reductions and the effect of the weakening Japanese yen, partially offset by a higher-priced product mix.

Gross profit for the quarter was $38.4 million, up 11.0% from $34.6 million in the prior quarter and up 14.4% from $33.6 million in the same quarter a year ago. As a percentage of revenue, gross profit was 47.2% this quarter compared with 46.9% reported for last quarter and 50.1% in the same quarter last year. Gross profit expressed as a percentage of revenue rose this quarter primarily due to higher capacity utilization and lower fixed manufacturing costs, partially offset by certain higher variable manufacturing costs, including costs to resolve a quality issue related to a dielectric product.

Operating expenses of $25.1 million, consisting of research and development, selling and marketing, and general and administrative expense, increased by $1.1 million sequentially from $24.0 million last quarter, and were $5.7 million higher than $19.4 million in the same quarter last year. The sequential increase in operating expenses was primarily due to the commencement this quarter, as required by accounting rules, of the inclusion of stock option expense. The company recorded total stock option expense of $2.4 million this quarter, of which $2.2 million was included in operating expenses. This was partially offset by lower costs in certain areas, including cleanroom materials and laboratory supplies for research and development activities.

Net income for the quarter was $9.6 million, up 16.0% from $8.3 million last quarter, despite the inclusion this quarter of stock option expense. Net income in the same quarter last year was $9.8 million.

Diluted earnings per share were $0.39 this quarter, up from $0.34 in the previous quarter, even with the adverse impact of approximately $0.07 of stock option expense. Earnings per share in the first quarter of fiscal 2005 were $0.40.

“We are pleased with our strong revenue growth and profitability this quarter, especially given the adverse impact of stock option expensing,” stated William Noglows, Chairman and CEO of Cabot Microelectronics. “This strong start to the fiscal year reflects an upturn in the semiconductor industry, but we believe it also results from the steps we’ve taken over the last two years to strengthen and grow our core CMP business. We expect to continue executing our strategic initiatives of technology leadership, operations excellence and getting closer to our customers in the coming year. We also plan to make further progress on our Engineered Surface Finishes initiative to deliver revolutionary performance to customers outside of our core CMP business by leveraging our capability to modify surfaces at an atomic level.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 893-3008 with access code 4017819; callers outside the U.S. can dial (706) 634-5531. A replay will be available through February 24, 2006 via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world’s leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company’s products play a critical role in the production of advanced semiconductor devices, enabling its customers to manufacture smaller, faster and more complex devices. As the company continues investing in its core CMP business, it is also looking beyond the semiconductor industry to pursue its vision to “be the world leader in shaping, enabling and enhancing the performance of surfaces”. For more information about Cabot Microelectronics Corporation visit www.cabotcmp.com or contact Barbara A. Ven Horst, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of the markets in which the company participates, international events, product performance, new product introductions, development of new products, technologies and markets, the acquisition of or investment in other entities, and the construction of new facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risks Relating to Our Business” in Managements’ Discussion and Analysis in our Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)	Quarter Ended
	December 31, 2005	September 30, 2005	December 31, 2004

Revenue	$81,488	$73,861	$67,084

Cost of goods sold	43,051	39,234	33,472

Gross profit	38,437	34,627	33,612

Operating expenses:

Research and development	11,659	12,147	9,544

Selling and marketing	5,026	4,863	4,176

General and administrative	8,410	7,029	5,580

Amortization of intangibles	4	-	85

Total operating expenses	25,099	24,039	19,385

Operating income	13,338	10,588	14,227

Other income, net	716	833	487

Income before income taxes	14,054	11,421	14,714

Provision for income taxes	4,483	3,169	4,885

Net income	$9,571	$8,252	$9,829

Basic earnings per share	$0.39	$0.34	$0.40

Weighted average basic shares outstanding	24,363	24,459	24,638

Diluted earnings per share	$0.39	$0.34	$0.40

Weighted average diluted shares outstanding	24,363	24,460	24,721

Line items above include the following amounts
related to share-based compensation expense:
Cost of goods sold	$150	$-	$-
Research and development	233	-	-
Selling and marketing	245	-	-
General and administrative	1,762	-	-
Provision for income taxes	(762)	-	-
Net income	$1,628	$-	$-

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31, 2005	September 30, 2005
ASSETS:

Current assets:
Cash, cash equivalents, and short-term investments	$178,710	$171,041
Accounts receivable, net	42,486	36,759
Inventories, net	24,460	28,797
Other current assets	7,610	9,210
Total current assets	253,266	245,807

Property, plant and equipment, net	134,044	135,784
Other long-term assets	5,399	5,172
Total assets	$392,709	$386,763

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,565	$10,236
Capital lease obligations	1,190	1,170
Accrued expenses, income taxes payable and other current liabilities	18,667	24,216
Total current liabilities	36,422	35,622

Capital lease obligations	5,188	5,436
Deferred income taxes and other long-term liabilities	5,772	6,621
Total liabilities	47,382	47,679

Stockholders' equity	345,327	339,084
Total liabilities and stockholders' equity	$392,709	$386,763